Exhibit 10.2

Amended and Restated Corporate and Subsidiary
Capital Accumulation Plan

Section 1.  Establishment and Purpose

1.1           Establishment. Healthways, Inc. established the CORPORATE AND SUBSIDIARY CAPITAL ACCUMULATION PLAN (hereinafter called the “Plan”) effective as of September 1, 1987, as a deferred compensation plan for Participants as described herein. This Amended and Restated Plan is adopted effective June 1, 2010.

1.2           Purpose. The purpose of this Plan is to provide a means whereby compensation payable to eligible Company and Subsidiary employees may be deferred for a specified period and, when combined with Company additions, provide for capital accumulation toward savings goals.

1.3           Plan for a Select Group.  The Plan shall cover certain Employees of the Company who are members of a “select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1).  The Company shall have the authority to take any and all actions necessary or desirable in order for the Plan to satisfy the requirements set forth in ERISA and the regulations thereunder applicable to plans maintained for Employees who are members of a select group of management or highly compensated employees.

1.4           Not a Funded Plan.  It is the intention and purpose of the Company that the Plan shall be deemed to be “unfunded” for tax purposes and deemed a plan as would properly be described as “unfunded” for purposes of Title I of ERISA.  The Plan shall be administered in such a manner, notwithstanding any contrary provision of the Plan, in order that it will be so deemed and would be so described.

1.5           Section 409A.  The Plan is intended to conform with the requirements of Section 409A of the Code and the Regulations issued thereunder and shall be implemented and administered in a manner consistent therewith.

Section 2.  Definitions

2.1           Definitions. Whenever used hereinafter, the following terms shall have the meaning set forth below:

(a)           “Account” means the total of a Participant’s pay deferrals, Company additions and growth additions thereon.

(b)           “Alternate Payee” means any spouse, former spouse, child or other dependent of a Participant who is recognized by a Domestic Relations Order as having a right to receive all, or a portion of, the benefits payable under this Plan to that Participant.

(c)           “Board” means the Board of Directors of the Company.

(d)           “Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

(e)           A “Change in Control” shall be deemed to have occurred upon the first to occur of any of the following events:

(i)           Any one person or group (as described in Regulations promulgated under Section 409A) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; or

(ii)           Notwithstanding that the Company has not undergone a Change in Control as described in 2.1(d)(i), a Change in Control of the Company occurs on the date that either:

(A)           Any one person or more than one person acting as a group (as described in Regulations promulgated under Section 409A), acquires or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of such corporation; or

(B)           A majority of members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or

(iii)           Any one person or group (as described in Regulations promulgated under Section 409A) acquires or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

In determining whether a Change in Control has occurred, the following rules shall be applicable:

(I)           For purposes of a change in ownership described in Section 2.1(e)(i) above, if any one person or more than one person acting as a group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation as described in Section 2.1(e)(ii)).  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock.  Section 2.1(e)(i) applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.  For purposes of Section 2.1(e)(i), persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time or as a result of a public offering.  Persons will, however, be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation.  If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(II)           For purposes of a change in effective control of a corporation described in Section 2.1(e)(ii) above, if one person, or more than one person acting as a group, is considered to effectively control a corporation within the meaning of Section 2.1(e)(ii), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation within the meaning of Section 2.1(e)(ii) or to cause a change in the ownership of the corporation within the meaning of Section 2.1(e)(i). Persons will or will not be considered to be acting as a group in accordance with rules similar to those set forth in the preceding clause (I) and as specifically provided in section 1.409A-3(i)(5)(vi)(D) of the Regulations under Section 409A.

(III)           For purposes of a change in the ownership of a substantial portion of a corporation’s assets described in 2.1(e)(iii) above, there is not a Change in Control event when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.  A transfer of assets by a corporation is not treated as a change in ownership of such assets if the assets are transferred to (i) a shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the corporation, (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the corporation, or (iv) an entity, at least fifty (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in immediately preceding clause (iii).  For purposes of the foregoing, and except as otherwise provided, a person’s status is determined immediately after the transfer of assets.  Persons will or will not be considered to be acting as a group in accordance with rules similar to those set forth in the preceding clause (I), and as specifically provided in section 1.409A-3(i)(5)(vii)(C) of the Regulations under Section 409A.

(IV)           Section 318(a) of the Code applies for purposes of determining stock ownership.  Stock underlying a vested option is considered owned by the individual who owns the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option).  If, however, a vested option is exercisable for stock that is not substantially vested (as defined by Regulation 1.83-3(b) and (j)) the stock underlying the option is not treated as owned by the individual who holds the option.

(V)           Whether a Change in Control has occurred will be determined by the Company in accordance with the rules and definitions set forth in this Section 2.1.  This determination shall be made in a manner consistent with Section 409A and the Regulations thereunder.

(f)           “Code” means the Internal Revenue Code of 1986, as amended.  References to any section of the Internal Revenue Code shall include any successor provision thereto.

(g)           “Company” means Healthways, Inc., a Delaware corporation.

(h)           “Company 401(k) Plan” means the Healthways, Inc. Retirement Savings Plan.

(i)           “Disability” means a “disability” as determined under the Company’s long-term disability insurance policy if the Participant receives a distribution from the Plan due to the Participant’s Separation from Service in connection with the Participant’s Disability.  Notwithstanding the foregoing, if the Participant will receive a distribution from the Plan upon his Disability and such distribution is not made due to the Participant’s Separation from Service, then Disability means a period of time during which a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or (iii) is determined to be totally disabled by the Social Security Administration.

(j)           “Domestic Relations Order” means a judgment, decree or order (including approval of a property settlement agreement) which is made pursuant to a state domestic relations law, which relates to the provision of child support, alimony payments or marital property rights to an Alternate Payee, and which creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to, receive all or a portion of the benefits payable to a Participant.

(k)           “Early Retirement” means a Participant’s Separation from Service where (i) the sum of the Participant’s age plus years of employment at the Company as of the proposed early retirement date is equal to or greater than 70, (ii) the Participant has given written notice to the Company at least one year prior to the proposed early retirement date of his or her intent to retire and (iii) the Chief Executive Officer has approved in writing such early retirement request prior to the proposed early retirement date, provided that in the event the Chief Executive Officer does not approve the request for early retirement or the Chief Executive Officer is the Participant giving notice of his or her intent to retire, then in both cases, the Compensation Committee shall make the determination of whether to approve or disapprove such request.

(l)           “Employee” means a full-time regular salaried employee of the Company or any of its Subsidiaries.

(m)           The acronym “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.  Whenever a reference is made herein to a specific ERISA section, such reference shall be deemed to include any successor ERISA section having the same or a substantially similar purpose.

(n)           “Identification Date” means the date determined by the Company in accordance with Section 1.409A-1(i)(3) of the Regulations which is the last day of the 12-month period for determination of Specified Employees.  Unless otherwise designated, the Identification Date shall be December 31.

(o)           “Normal Retirement” means a Participant’s Separation from Service on or after the date the Participant reaches age 65.

(p)           “Participant” means an Employee of the Company or an Employee of any Subsidiary of the Company who is designated by the Compensation Committee to participate in this Plan.

(q)           “Plan Year” means the 12-month period beginning January 1 and ending December 31.

(r)           “Regulations” means the regulations promulgated by the Treasury Department under the Code.

(s)           “Section 409A” shall mean Section 409A of the Code, related Regulations and guidance thereunder, including such Regulations and guidance promulgated after the Effective Date of the Plan.

(t)           “Separation from Service” means for any Participant the occurrence of any one of the following events:

(i)           The Participant is discharged by the Company;

(ii)           The Participant voluntarily terminates employment (including an Early or Normal Retirement) with the Company;

(iii)           The Participant terminates employment due to the Participant’s Disability; or

(iv)           The Participant dies while employed with the Company.

For purposes of determining whether a Separation from Service has occurred, the term “Company” shall include a Subsidiary, and no Separation from Service shall be deemed to have occurred if the Participant remains employed by a Subsidiary.

A Separation from Service does not occur if the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six months or such longer period during which the Participant’s right to reemployment is provided by statute or contract.  If the period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or contract, a Separation from Service will be deemed to have occurred on the first day following the six-month period.  If the period of leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where the impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for the six-month period.

Whether a Separation from Service has occurred is based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36 month period (or the full period of services to the Company if the Participant has been providing services to the Company for less than 36 months).

If a Participant provides services both as an employee and as a member of the Board, the services provided as a director are not taken into account in determining whether the Participant has incurred a Separation from Service as an employee for purposes of Plan, unless this Plan is aggregated under Section 409A with any plan in which the Participant participates as a director.

All determinations of whether a Separation from Service has occurred will be made in a manner consistent with Section 409A and the Regulations thereunder.

(u)           “Specified Employee”  means a “key employee” of the Company as described in Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (without regard to Section 416(i)(5) of the Code) (generally, an officer having annual compensation of more than $150,000 (in 2008, as adjusted); a 5% owner; or a 1% owner having annual compensation of more than $150,000), determined at any time during the 12-month period ending on the Identification Date.  A Participant who is a Specified Employee on an Identification Date shall be treated as a Specified Employee for the twelve month period beginning on January 1 (or such other date designated in accordance with Section 7.3) immediately following such Identification

Date.  For purposes hereof, the term “officer” shall be determined on the basis of all facts, including the source of his authority, the term for which elected or appointed, and the nature and extent of his duties.  Generally, the term “officer” means an administrative executive who is in regular and continued service.  An Employee who merely has the title of an officer, but not the authority of an officer, is not to be considered an officer hereunder.  Similarly, an Employee who does not have the title of an officer but has the authority of an officer is an officer for this purpose.  Furthermore, for purposes hereof, during any 12-month period following an Identification Date, no more than 50 employees of all members of the controlled group consisting of the Company and any corporation required to be aggregated with the Company under Section 414(b) or 414(c) of the Code, or if less, the greater of three individuals or ten percent (10%) of such employees of all members of such controlled group, shall be treated as officers hereunder.

(v)           “Subsidiary” means any corporation, 80% or more of the total combined voting power of all classes of stock of which is directly or indirectly owned by the Company.

(w)           “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  Examples of an Unforeseeable Emergency include:

(i)           the imminent foreclosure of or eviction from the Participant’s primary residence;

(ii)           the need to pay for medical expenses, including nonrefundable deductibles, as well as the costs of prescription drugs; and

(iii)           the need to pay for the funeral expenses of the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code).

Notwithstanding the foregoing, the purchase of a home or the payment of college tuition are not normally deemed to be an Unforeseeable Emergency.  Whether an event constitutes an Unforeseeable Emergency shall be determined in accordance with Regulation 1.409A-3(i)(3).

(x)           The acronym “USERRA” means the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended.

2.2           Gender and Number. Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

Section 3.  Eligibility for Participation

3.1           Eligibility. Participation in the Plan shall be limited to Employees who are designated as Participants by the Compensation Committee. In the event an Employee no longer meets the requirements for participation in this Plan, he or she shall become an inactive Participant effective as of the end of the Plan Year in which such determination is made and he or she shall retain all the rights described under this Plan, except the right to make any further deferrals or receive any additional Company additions, with the exception of the Discretionary Company Additions for inactive participants described in Section 5.2, until the time that he or she again becomes an active Participant.

Section 4.  Election to Defer

4.1           Deferral Amount. No later than the December 31 preceding each Plan Year, any Participant may, by written notice to the Company, elect to defer an amount not less than 1% nor more than 10% of the Participant’s base salary for such Plan Year.  Notwithstanding the foregoing, with respect to the first Plan Year a Participant is eligible to participate, the Participant must, by written notice, make his deferral election (subject to the percentage limitations discussed in the previous sentence) during the designated election period. There will be a thirty (30) day waiting period following the initial eligibility date.  Following the waiting period, an election period will begin and will last for thirty (30) days. Such election shall only apply to base salary which is payable for services rendered by the Participant during the remainder of the Plan Year following his election.  If the Participant fails to make an election during the election period, then the Participant will not be permitted to make a deferral election until the next Plan Year.

4.2           Deferral Period. Simultaneous with a Participant’s deferral election specified in Section 4.1, the Participant shall also designate the time for payout of his or her Account. Payments must begin no earlier than four years from the beginning of each Plan Year, and no later than the earliest to occur of: (a) the date specified in the election (or in the event that no date is specified, the date will be four years from the beginning of such Plan Year), (b) Disability, or (c) Separation from Service.

4.3           Manner of Payment Election. Concurrent with the election in Section 4.1, the Participant, by written notice to the Company, also shall elect the manner in which the Account will be paid. The Participant may choose to have payment made either in a lump sum or in periodic annual installments over a fixed number of years. Notwithstanding the foregoing, if payment results from a Participant’s Separation from Service,  such payment shall be made in a lump sum at a date one year following the date of the Participant’s Separation from Service.  If payout results from the death or Disability of the Participant, payout will be made in a lump sum within ninety (90) days of the Participant’s death, or after the determination of Disability, with the determination of the date upon which such payments shall be made to be determined by the Company in its sole discretion.

4.4           Separate Payout Elections. The Participant may elect separate payout elections for time and manner of payment during the term of his or her participation. Each separate election regarding time and manner of payment must be made at the time the Participant’s deferral election is made for the particular Plan Year (no later than December 31 preceding the Plan Year as provided in Section 4.1) and will apply only to the amounts deferred during such Plan Year, including base salary, Company additions and growth additions.

4.5           Irrevocable Elections. The elections in this Section 4 are irrevocable and may not be modified or terminated by the Participant or his or her beneficiary except as provided in Section 7.2 following a distribution due to an Unforeseeable Emergency or following a determination that the Participant suffers from a Disability as defined in Section 2.1(i)).

4.6           Fully Vested.  Amounts deferred under this Section 4 are fully vested to the Participant.

4.7           USERRA.  Notwithstanding any provision of this Plan to the contrary, the Company may permit a deferral election to be made at a different time than specified under this Section 4 as required to satisfy the requirements of USERRA.

Section 5.  Company Additions

5.1           Mandatory Company Matching Additions. Effective as of the last day of each Plan Year, the Company shall add to each Participant’s Account a matching addition equal to not less than 25% of the Participant’s deferrals during that Plan Year; provided, however, that the amount of deferrals upon which the Company’s aggregate matching additions to the Participant’s Account under the Plan and the Participant’s account under the Company 401(k) Plan are based shall not exceed 6% of the Participant’s base salary for that Plan Year.  Actual crediting of each Participant’s Account is estimated to occur within ninety (90) days of the end of the Plan Year.  No Mandatory Company Matching Addition shall be made for persons who (i) are no longer employed by the Company or (ii) no longer meet the definition of Employee on the last day of the Plan Year.

5.2           Discretionary Company Additions. The Compensation Committee, in its sole discretion, may provide for discretionary additions to the Plan based solely on the Company’s financial performance for the Plan Year. The maximum discretionary Company addition which may be made in any Plan Year is 20% of a Participant’s base salary paid during the Plan Year. Discretionary Company additions are made to all Participants regardless of a Participant’s deferrals into the Plan and such additions are credited to the Account of Participants following the completion of the audit of the Company’s financial statements for the Plan Year, estimated to occur within ninety (90) days of the end of the Plan Year. In the event that a Participant becomes inactive during a Plan Year (as referenced in Section 3.1), he or she will receive the Discretionary Company Addition for such Plan Year, if any, but will not receive any additional Discretionary Company Additions until the time he or she again becomes an active Participant  No Discretionary Company Addition shall be made for persons who (i) are no longer employed by the Company or (ii) no longer meet the definition of Employee on the date such Discretionary Company Additions are credited to the Participants’ Accounts.

5.3           Vesting. Company additions shall vest 25% per year over four years as long as the Participant continues to be employed by the Company or any of its Subsidiaries. The first vesting date is the date the addition is credited to the Participant’s Account. Subsequent vesting dates occur on the last day of each Plan Year, with the exception of the Discretionary Company Additions for Plan Years 2010 and beyond, which subsequently vest 25% per year for each of the following three years on the anniversary of the date the addition was originally credited to the Participant’s Account. Notwithstanding the foregoing, a Participant shall fully vest in any Company additions pursuant to Section 5.1 and Section 5.2 (i) if the Participant Separates from Service with the Company and any Subsidiary by reason of his or her death, Disability, Normal Retirement or Early Retirement or (ii) as separately provided for in the Participant’s separate employment agreement with the Company.  Except as otherwise provided in this Plan, a Participant shall forfeit any Company additions that have not vested as of the Participant’s Separation from Service.

Section 6.  Deferred Accounts

6.1           Participant Accounts. The Company shall establish and maintain a bookkeeping Account for each Participant, to be credited as of the date the deferred compensation would have been paid. Accounts also shall be credited as of the date Company additions are made as described in Section 5, and their status as vested or nonvested noted according to Section 5.3.

6.2           Growth Additions. Each Participant’s Account shall be credited with a growth addition. The growth addition shall be equal to said Account balance multiplied by a growth increment, the amount of which shall be determined from time to time by the Compensation Committee. Growth additions shall be calculated on a daily basis based on the Participant’s Account balance but shall be credited to the

Participant’s Account and compounded monthly as of the last day of the month. However, for Participants whose payout results from a Separation from Service, the growth factor on employee deferrals and on associated compounded growth factors will be calculated through the distribution date defined by the Plan or the payment election date(s), as applicable, both as described in Section 4.3.

Growth additions shall vest to the extent the Company additions to which they apply are vested under Section 5.3. Growth additions on Participant deferrals are fully vested when credited to the Participant’s Account. Growth additions will be paid at such time and in such manner as the Participant’s other Account balances.

6.3           Charges Against Accounts. There shall be charged against each Participant’s Account any payments made to the Participant or to his or her beneficiary in accordance with Section 7 hereof.

6.4           Contractual Obligation. It is intended that the Company is under a contractual obligation to make payments from a Participant’s Account when due. Account balances shall not be financed through a trust fund or insurance contracts or otherwise unless such trust fund or insurance contracts are owned by the Company. Payment of Account balances shall be made out of the general funds of the Company.

6.5           Unsecured Interest. No Participant or beneficiary shall have any interest whatsoever in any specific asset of the Company. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

Section 7.  Payment of Deferred Amounts

7.1           Payment of Deferred Amounts. Payment of a Participant’s Account shall be paid in a lump sum or in periodic annual installments over a fixed number of years, in the manner provided for by the Company and elected by the Participant under Section 4.3 of this Plan. Subject to Section 4.3 and Section 7.3, payments shall begin within ninety (90) days following the dates described by Section 4 of this Plan with the determination of the date upon which such payments shall be made to be determined by the Company in its sole discretion.

7.2           Unforeseeable Emergency. The Compensation Committee, in its sole discretion, may permit a distribution from a Participant’s Account in the event that the Participant establishes, to the satisfaction of the Compensation Committee, an Unforeseeable Emergency. In making its determination, the Compensation Committee shall examine the relevant facts and circumstances of each case.  A distribution may not be made to the extent that the Unforeseeable Emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship) or by cessation of deferrals under the Plan. If the Compensation Committee determines that an Unforeseeable Emergency exists, then a distribution from the vested portion of the Participant’s Account may be made to the Participant, provided that such distribution shall not be in excess of the amount reasonably necessary to satisfy the Unforeseeable Emergency (which may include amounts necessary to pay any Federal, state, foreign or local income taxes or penalties reasonably anticipated to result from the distribution).  A distribution, if any, under this Section 7.2 shall be made as soon as practical following the Compensation Committee’s determination of the occurrence of an Unforeseeable Emergency, but not later than ninety (90) days following the date of the Compensation Committee’s determination, with the determination of the date upon which such distribution shall be made to be determined by the Company in its sole discretion.  A Participant’s deferral elections under Section 4.1 for the remainder of the Plan Year will be cancelled upon such a withdrawal due to Unforeseeable Emergency.

7.3           Six-Month Delay of Certain Payments. Except as otherwise provided in this Section 7.3, a distribution made because of a Separation from Service to a Participant who is a Specified Employee as of the date of his Separation from Service shall not occur before the date which is six months after the Separation from Service.

For this purpose, a Participant who is a Specified Employee on an Identification Date shall be treated as Specified Employee for the twelve-month period beginning on the January 1 immediately following such Identification Date.  The Company may designate another date for commencement of this twelve month period, provided that such date must follow the Identification Date and occur no later than the first day of the fourth month thereafter, provided that such designation is made in accordance with Regulations under Section 409A and is the same for all nonqualified deferred compensation plans of the Company or any Subsidiary.

The Company may elect to apply an alternative method to identify Participants who will be treated as Specified Employees for purposes of the six-month delay in distributions if the method satisfies each of the following requirements:  (i) the alternative method is reasonably designed to include all Specified Employees, (ii) the alternative method is an objectively determinable standard providing no direct or indirect election to any Participant regarding its application, and (iii) the alternative method results in either all Specified Employees or no more than 200 Specified Employees being identified in the class as of any date.  Use of an alternative method that satisfies these requirements will not be treated as a change in the time and form of payment for purposes of Section 1.409A-2(b) of the Regulations.

The six-month delay provided for in this Section 7.3 does not apply to payments made to an Alternate Payee pursuant to a Domestic Relations Order described in Section 7.5 or to payments that occur after the death of the Participant.

7.4           Permissible Delays in Payment.  Distributions from a Participant’s Account may be delayed beyond the date payment would otherwise occur in accordance with the provisions of this Section 7 in any of the following circumstances as long as the Company treats all payments to similarly situated Participants on a reasonably consistent basis.

(a)           The Company may delay payment if it reasonably anticipates that its deduction with respect to such payment would not be permitted by the application of Section 162(m) of the Code.  Payment must be made during the Participant’s first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year the deduction of such payment will not be barred by the application of Section 162(m) of the Code or during the period beginning with the Participant’s Separation from Service and ending on the later of the last day of the Company’s taxable year in which the Participant Separates from Service or the 15th day of the third month following the Participant’s Separation from Service.

(b)           The Company may also delay payment if it reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable laws provided payment is made at the earliest date on which the Company reasonably anticipates that the making of the payment will not cause such violation.

(c)           The Company may delay payment during the periods specified in Section 11.2 for review and appeal of claims or during any other period while there is a bona fide dispute as to the amount or timing of such payment in accordance with Section 1.409A-3(g) of the Regulations.

(d)           The Company may delay payment upon such other events and conditions as the Secretary of the Treasury may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

7.5           Permitted Acceleration of Payment.  The Company may permit acceleration of the time or schedule of any payment or amount scheduled to be paid pursuant to a payment under the Plan upon the following events:

(i)
payments to an Alternate Payee (but in no event to a Participant) at such times and in such amounts as specified in a Domestic Relations Order which is determined by the Company to be valid and which does not require the Plan to pay benefits in excess of the balance of the Participant’s Account.  The Company may require that reasonable expenses incurred and paid by the Company in evaluating the Domestic Relations Order and complying with its terms shall be deducted from the Participant’s Account;

(ii)	to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government;

(iii)	to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local or foreign ethics law or conflicts of interest law (in accordance with Regulation 1-409A-3(j)(4)(iii));

(iv)	to the extent required to pay employment taxes on base salary deferred under the Plan (in accordance with Regulation 1.409A-3(j)(4)(vi));

(v)
at any time the Plan fails to meet the requirements of Section 409A (any such payment may not exceed the amount required to be included in income as a result of the failure to comply with Section 409A);

(vi)	upon the occurrence of any of the circumstances when the Plan is terminated pursuant to Sections 12.1(b) or 13.1 of the Plan; or

(vii)	upon the occurrence of any other events permitted by the provisions of Regulation 1.409A-3(j)(4) or any successor thereto.

           Notwithstanding the foregoing, the Company shall not allow any Participant discretion with respect to whether a payment will be accelerated and shall not permit any election, direct or indirect, by a Participant as to whether the Company’s discretion under this Section 7.5 will be exercised.

Section 8.  Federal Income Tax Consequences

8.1           Federal Income Tax Consequences. It is intended that the Plan shall be considered nonqualified for Federal income tax purposes. Thus, the Company shall not be entitled to a tax deduction until the earlier of (i) the year payment is actually made or (ii) the year in which the Participant reports such amounts as income.

Section 9.  Beneficiary

9.1           Beneficiary. A Participant must designate a beneficiary or beneficiaries who, upon his or her death, are to receive the distributions that otherwise would have been paid to him or her. All designations shall be in writing and shall be effective only if and when delivered to the Chief Financial Officer or his or her designee or a replacement designated by the Compensation Committee during the lifetime of the Participant. If a designated beneficiary predeceases the Participant and no revised beneficiary designation is made, amounts will be prorated to living beneficiaries. If all beneficiaries predecease the Participant, amounts shall be paid to the Participant’s estate.

A Participant may from time to time during his or her lifetime change his or her beneficiary or beneficiaries by a written instrument delivered to the Chief Financial Officer or his or her designee or a replacement designated by the Compensation Committee. In the event a Participant shall not designate a beneficiary or beneficiaries pursuant to this Section 9.1, or if for any reason such designation shall be ineffective, in whole or in part, the distribution that otherwise would have been paid to such Participant shall be paid to his or her estate and in such event, the term “beneficiary” shall include his or her estate.

Section 10.  Rights of Employees, Participants

10.1           Employment. Nothing in this Plan shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Employee’s or Participant’s employment at any time, nor confer upon any Employee or Participant any right to continue in the employ of the Company or any of its Subsidiaries.

10.2           Nontransferability. Except for payments to an Alternate Payee pursuant to a Domestic Relations Order, no right or interest of any Participant in this Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including executive, levy, garnishment, attachment, pledge, and bankruptcy. In the event of a Participant’s death, payment of any amounts due under this Plan shall be made to the Participant’s designated beneficiary, or in the absence of such designation, to the Participant’s estate within ninety (90) days of the Participant’s death with the determination of the date upon which such distribution shall be made to be determined by the Company in its sole discretion.

10.3           Participation. No Employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

Section 11.  Administration

11.1           Administration. The Compensation Committee shall be responsible for the administration of the Plan. The Compensation Committee is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. The Compensation Committee shall determine, within the limits of the express provisions of the Plan, the Employees to whom, and the time or times at which, participation shall be extended, and the amount which may be deferred. In making such determinations, the Compensation Committee may take into account the nature of the services rendered by such Employees or classes of Employees, their present and potential contributions to the Company’s or its Subsidiaries’ success and such other factors as the Compensation Committee in its discretion shall deem relevant. The determination of the Compensation Committee, interpretation or other action made or taken pursuant to the provisions of the Plan, shall be final and shall be binding and conclusive for all purposes and upon all persons.

11.2           Claims Procedures.  The Company shall make all determinations in its sole discretion as to the right of any Participant to a benefit under the Plan.  Any denial by the Company of a claim for benefits under the Plan by a claimant shall be stated in writing by the Company and delivered or mailed to the claimant within a reasonable period of time but not later than 90 days after receipt by the Company of his claim, unless special circumstances require an extension of time for processing the claim.  If such an extension is required, written notice thereof shall be provided to the claimant before the end of this 90-day period which shall indicate the special circumstances requiring the extension and the date by which the Company expects to render a decision.  In no event shall the extension exceed 90 days from the end of the initial 90-day period.

If a claim for benefits under the Plan is wholly or partially denied, the Company shall notify the claimant of the denial of the claim in writing, delivered in person or mailed by first class mail to the claimant’s last known address.  Such notice of denial shall contain:

(a)           the specific reason or reasons for denial of the claim;

(b)           a reference to the relevant provision(s) of the Plan upon which the denial is based;

(c)           a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

(d)           an explanation of the Plan’s claim review procedure.

If no such notice is provided, and if the claim has not been granted within the time specified above for approval of the claim, the claim shall be deemed denied and subject to review as described below.

Any claimant or authorized representative of the claimant whose claim for benefits under the Plan has been denied or deemed denied, in whole or in part, may upon written notice delivered to the Company request a review of such denial of benefits.  Such claimant shall have 60 days from the date the claim is deemed denied, or 60 days from receipt of the notice denying the claim, as the case may be, in which to request such a review.  The claimant’s notice must specify the relief requested and the reason the claimant believes the denial should be reversed.  In pursuing his appeal, the claimant will be permitted to submit written comments, documents, records, or other relevant information relating to his claim.  In addition, the claimant will be provided, upon receipt and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his claim.

The Company will conduct the review of any appeal.  This review will take into account all information submitted by the claimant regarding his claim, regardless of whether or not such information was submitted or considered in the initial decision.  A decision regarding such review will be made within a reasonable period of time but not later than 60 days after receipt of the claimant’s appeal, unless special circumstances require an extension of time for processing the claim.  If such an extension is required, written notice thereof shall be provided to the claimant before the end of this 60-day period which shall indicate the special circumstances requiring the extension and the date by which the Company expects to render the final decision.  In no event shall the extension exceed 60 days from the end of the initial 60-day period.

If the claimant’s appeal is denied in whole or in part, the claimant will receive a written notification of the denial which will include (i) the specific reasons for the denial, (ii) reference to the specific provision(s) of the Plan upon which the denial was based, and (iii) a statement of the claimant’s right to bring an action under ERISA.  The interpretations, determinations, and decisions of the Company shall be final and binding upon all persons with respect to any right, benefit and privilege hereunder, subject to the review procedures set forth in this Section 11.2.

Section 12.  Amendment, Modification, and Termination of the Plan

12.1           Amendment, Modification, and Termination of the Plan.

a.           Power to Amend.  The Compensation Committee from time to time may amend or modify the Plan in accordance with Section 409A and the Regulations promulgated thereunder, provided, however, that no such action of the Compensation Committee, without approval of the Participant, may adversely affect in any way amounts already deferred pursuant to Section 4.1 of this Plan nor the vesting schedule for an Account as it exists at the time of the modification.

b.           Power to Terminate Plan. The Plan may be terminated by the Company under one of the following conditions:

(i)           The Company may terminate the Plan at its sole discretion, provided that:

(A)           All arrangements sponsored by the Company that would be aggregated with the Plan under Section 1.409A-1(c)(2) of the Regulations are terminated with respect to all Participants;

(B)           No payments will be made, other than those otherwise payable under the terms of the Plan absent a Plan termination, within 12 months of the termination of the Plan;

(C)           All payments due to Participants under the Plan will be made within 24 months of such termination;

(D)           The Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Section 409A at any time within the three-year period following the date of termination of the Plan; and

(E)           The termination does not occur proximate to a downturn in the financial health of the Company.

(ii)           The Company, at its discretion, may terminate the Plan within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that amounts deferred under the Plan are included in the gross income of Participants in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):

(A)           The calendar year in which the Plan termination occurs;

(B)           The first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(C)           The first calendar year in which the payment is administratively practicable;

(iii)           The Company, at its discretion, may terminate the Plan pursuant to irrevocable action taken by the Company within the 30 days preceding or the 12 months following a Change in Control, provided:

(A)           All agreements, methods, programs and other arrangements sponsored by the Company (or its successor) immediately after the Change in Control which are treated as a single plan under Section 1.409A-1(c)(2) of the Regulation are also terminated;

(B)           All payments to Participants due under the Plan are made within 12 months of the date of the Plan’s termination; and

(C)           All participants under the other terminated similar arrangements described in clause (i) are required to receive all amounts of deferred compensation within 12 months of the action taken by the Company (or its successor) to terminate such arrangements.

(iv)           In accordance with such other events and conditions as may be prescribed by the Secretary of the Treasury in generally applicable guidance published in the Internal Revenue Bulletin.

If the Plan is terminated pursuant to this Section 12.1(b) at a date other than the date that the Company additions would normally be credited to Participant’s accounts, the Company may make, in the Compensation Committee’s sole discretion, a pro-rated discretionary Company addition to each Participant’s Account based on operating earnings of the Company generated through the date the Plan is terminated.

12.2           No Liability for Plan Amendment or Termination.  Neither the Company, nor any officer, nor any Compensation Committee member thereof shall have any liability as a result of the amendment or termination of the Plan (including a termination pursuant to Section 13.1 below).  Without limiting the generality of the foregoing, the Company shall have no liability for terminating the Plan notwithstanding the fact that a Participant may have expected to have future allocations made on Participant’s behalf hereunder had the Plan remained in effect.

Section 13.  Change in Control

13.1           Change in Control.  Notwithstanding any other provision of the Plan to the contrary, if the Company is involved in a Change in Control, the Plan will be terminated in accordance with Section 12.1(b) and Section 409A and all amounts deferred, including any growth additions and Company additions, will immediately vest and be paid out to the Participants in accordance with Section 12.1(b) and Section 409A.

Section 14.  Requirements of Law

14.1           Requirements of Law. The payment of cash pursuant to this Plan shall be subject to all applicable laws, rules and regulations as may be required.

14.2           Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Tennessee.

Section 15.  Withholding Taxes

15.1           Withholding Taxes. The Company shall have the right to deduct from all payments under this Plan an amount necessary to satisfy any Federal, state, or local withholding tax requirements.

Section 16.  Effective Date of the Plan

16.1           Effective Date. This Amended and Restated Plan shall become effective as of May 25, 2011 (the “Effective Date”).